SUB-ADVISORY AGREEMENT
BETWEEN
KAIZEN ADVISORY, LLC
AND TWO FISH MANAGEMENT, LLC

THIS SUB-ADVISORY AGREEMENT (the “Agreement”), dated as of _______________, 2015 (the “Effective Date”), is entered into by and between Kaizen Advisory, LLC, an Illinois Limited Liability Company with its principal office and place of business at 1745 S. Naperville Road, Suite 106, Wheaton, IL 60189 (the “Adviser”) and Two Fish Management, LLC, a Indiana Limited Liability Company with its principal office and place of business at 9333 Meridian St., #222, Indianapolis, IN 46260 (the “Sub-adviser”).

WHEREAS, Adviser has entered into an Investment Advisory Agreement dated ________________, 2015 (the “Advisory Agreement”) with Investment Managers Series Trust II, a Delaware statutory trust, with its principal office and place of business at 803 W. Michigan Street, Milwaukee, WI 53233 (the “Trust”);

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end, management investment company and may issue its shares of beneficial interest, no par value, in separate series;

WHEREAS, pursuant to the Advisory Agreement, and subject to the direction and control of the Board of Trustees of the Trust (the “Board”), the Adviser acts as investment adviser for the series of the Trust listed on Appendix A hereto (the “Fund”), which may be amended from time to time by the parties hereto;

WHEREAS, the Advisory Agreement permits the Adviser, subject to the supervision of the Board, to delegate certain of its duties under the Advisory Agreement to other registered investment advisers subject to the requirements of the 1940 Act;

WHEREAS, it is intended that the Trust be a third-party beneficiary under this Agreement; and

WHEREAS, the Adviser, with the approval of the Trust, desires to retain the Sub-adviser to furnish investment advisory services for the Fund, and the Sub-adviser is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Adviser and the Sub-adviser hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)  The Adviser hereby appoints the Sub-adviser, subject to the direction and control of the Board, to manage the investment and reinvestment of the assets of all or a portion of the Fund allocated by the Adviser to the Sub-adviser from time to time (such assets, the “Portfolio”) and, without limiting the generality of the foregoing, to provide other services as specified herein.  The Sub-adviser accepts this appointment and agrees to render its services for the compensation set forth herein.

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(b)  In connection therewith, the Adviser has delivered to the Sub-adviser copies of: (i) the Trust’s Declaration of Trust and Bylaws (collectively, as amended from time to time, the “Charter Documents”), (ii) the Trust’s current Prospectus(es) and Statement(s) of Additional Information for the Fund (collectively, as currently in effect and as amended or supplemented, the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the 1940 Act, (iii) each plan of distribution or similar document adopted by the Trust with respect to the Fund under Rule 12b-1 under the 1940 Act (each a “Plan”) and each current shareholder service plan or similar document adopted by the Trust with respect to the Fund (each a “Service Plan”) and (iv) all procedures adopted by the Trust with respect to the Fund, including all amendments and  supplements to the foregoing, and the Adviser agrees during the continuance of this Agreement to furnish the Sub-adviser copies of any amendments or supplements thereto at or, if applicable, before the time the amendments or supplements become effective.  The Adviser also shall promptly deliver to the Sub-adviser: (x) a copy of the resolution of the Board appointing the Sub-adviser as a sub-adviser to the Fund and authorizing the execution and delivery of this Agreement; (y) a copy of all proxy statements and related materials relating to the Fund; and (z) any other documents, materials or information that the Sub-adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement.

(c)  The Sub-adviser has delivered to the Adviser and the Trust: (i) a copy of its Form ADV as most recently filed with the SEC, (ii) a copy of its Code of Ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”) and (iii) a copy of its compliance manual pursuant to applicable regulations, including its proxy voting policies and procedures, which will be included in the Trust’s registration statement.  The Sub-adviser shall promptly furnish the Adviser and Trust with all amendments of and supplements to the foregoing at least annually.

SECTION 2.  DUTIES OF THE ADVISER

In order for the Sub-adviser to perform the services required by this Agreement, the Adviser (i) shall cause all service providers to the Trust to furnish information to the Sub-adviser and assist the Sub-adviser as may be required, (ii) shall ensure that the Sub-adviser has reasonable access to all records and documents relevant to the - Portfolio maintained by the Trust, the Adviser or any service provider to the Trust, and (iii) shall deliver to the Sub-adviser copies of all material relevant to the Sub-adviser or the Portfolio that the Adviser provides to the Board in accordance with the Advisory Agreement.

The Adviser shall continue to have responsibility for all services to be provided to the Fund pursuant to the Advisory Agreement and shall oversee and review the Sub-adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the Portfolio, nothing herein shall be construed to relieve the Sub-adviser of responsibility for compliance with the Trust’s Charter Documents, Registration Statement, Service Plan, the instructions and directions of the Board, the requirements of the 1940 Act, the Securities Act, and all other applicable federal and state laws and regulations, as each is amended from time to time.

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SECTION 3.  DUTIES OF THE SUB-ADVISER

(a)  The Sub-adviser will make decisions with respect to all purchases and sales of securities and other investment assets in the Portfolio, and will vote all proxies for securities and exercise all other voting rights with respect to such securities in accordance with the Sub-adviser’s written proxy voting policies and procedures, in each case to the extent such authority is delegated by the Adviser.  To carry out such decisions, the Sub-adviser is hereby authorized, as agent and attorney-in-fact for the Trust, for the account of, at the risk of and in the name of the Trust, to place orders and issue instructions with respect to those transactions of the Portfolio.  In all purchases, sales and other transactions in securities and other investments for the Portfolio, the Sub-adviser is authorized to exercise full discretion and act for the Trust in the same manner and with the same force and effect as the Trust might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions, such as proxy voting with respect to the securities of the Portfolio.

In executing transactions, Kaizen will select those brokers or dealers to be used for trading by Sub-adviser and will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.  In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “1934 Act”)).  Consistent with any guidelines established by the Trust and Section 28(e) of the 1934 Act, the Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Adviser to its discretionary clients, including the Fund. Sub-adviser will be asked by Adviser to provide information and feedback in order for Adviser to conduct such analysis.

The Sub-adviser may aggregate sales and purchase orders of the assets of the Portfolio with similar orders being made simultaneously for other accounts advised by the Sub-adviser or its affiliates.  Whenever the Sub-adviser simultaneously places orders to purchase or sell the same asset on behalf of the Portfolio and one or more other accounts advised by the Sub-adviser, the Sub-adviser will allocate the order as to price and amount among all such accounts in a manner believed to be equitable over time to each account.

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(b)  The Sub-adviser will report to the Board at each meeting thereof as requested by the Adviser or the Board all material changes in the Portfolio since the prior report, and will also keep the Board and the Adviser informed of important developments affecting the Trust, the Fund and the Sub-adviser, and on its own initiative, will furnish the Board from time to time with such information as the Sub-adviser may believe appropriate for this purpose, whether concerning the individual companies the securities of which are included in the Portfolio’s holdings, the industries in which such companies engage, the economic, social or political conditions prevailing in each country in which the Portfolio maintains investments, or otherwise.  The Sub-adviser will also furnish the Board and the Adviser with such statistical and analytical information with respect to investments of the Portfolio as the Sub-adviser may believe appropriate or as the Board reasonably may request.  In making purchases and sales of securities and other investment assets for the Portfolio, the Sub-adviser will bear in mind the policies and procedures set from time to time by the Board as well as the limitations imposed by the Charter Documents and Registration Statement, the limitations in the 1940 Act, the Securities Act, the Internal Revenue Code of 1986, as amended, and other applicable laws and the investment objectives, policies and restrictions of the Fund.

(c)  The Sub-adviser will from time to time employ or associate with such persons as the Sub-adviser believes to be particularly fitted to assist in the execution of the Sub-adviser's duties hereunder, the cost of performance of such duties to be borne and paid by the Sub-adviser.  No obligation may be incurred on the Trust’s or Adviser’s behalf in any such respect.

(d)  The Sub-adviser will report to the Board and the Adviser all material matters related to the Sub-adviser.  On an annual basis, the Sub-adviser shall report on its compliance with its Code and its compliance policies and procedures to the Adviser and to the Board and upon the written request of the Adviser or the Trust, the Sub-adviser shall permit the Adviser and the Trust, or their respective representatives to examine the reports required to be made to the Sub-adviser under the Code and its compliance policies and procedures.  The Sub-adviser will notify the Adviser and the Trust in writing of any change of control of the Sub-adviser at least 90-days prior to any such changes and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-adviser, as promptly as possible, and in any event prior to such change.

(e)  The Sub-adviser will maintain records relating to its portfolio transactions and placing and allocation of brokerage orders as are required to be maintained by the Trust under the 1940 Act.  The Sub-adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-adviser pursuant to this Agreement required to be prepared and maintained by the Sub-adviser or the Trust pursuant to applicable law.  To the extent required by law, the books and records pertaining to the Trust which are in possession of the Sub-adviser shall be the property of the Trust.  The Adviser and the Trust, or their respective representatives, shall have access to such books and records at all times during the Sub-adviser's normal business hours.  Upon the reasonable request of the Adviser or the Trust, copies of any such books and records shall be provided promptly by the Sub-adviser to the Adviser and the Trust, or their respective representatives.

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(f)  The Sub-adviser will cooperate with the Fund’s independent public registered accounting firm and shall take reasonable action to make all necessary information available to the accounting firm for the performance of the accounting firm’s duties.

(g)  The Sub-adviser will provide the Fund’s custodian and fund accountant on each business day with such information relating to all transactions concerning the Portfolio’s assets under the Sub-adviser’s control as the custodian and fund accountant may reasonably require.  In accordance with procedures adopted by the Board, the Sub-adviser is responsible for assisting in the fair valuation of all Portfolio assets and will use its reasonable efforts to arrange for the provision of prices from parties who are not affiliated persons of the Sub-adviser for each asset for which the Fund’s fund accountant does not obtain prices in the ordinary course of business.

(h)  The Sub-adviser shall have no duties or obligations pursuant to this Agreement (other than the continuation of its preexisting duties and obligations) during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end management investment company, or separate series thereof, in accordance with Section 12(d)(1)(E) under the 1940 Act, pursuant to the instruction of the Adviser and of the Trust’s Board.

(i)   For the purpose of complying with Rule 10f-3, Rule 12d3-1 and Rule 17a-10 under the 1940 Act and any other applicable rule or regulation, the Sub-adviser will not, with respect to transactions in securities or other assets for the Portfolio, consult with any other sub-adviser to the Fund or any other series of the Trust, except as permitted by the policies and procedures of the Fund.  The Sub-adviser shall not provide investment advice with respect to any assets of the Fund other than the Portfolio assets.

SECTION 4.  COMPENSATION; EXPENSES

(a)  In consideration of the foregoing, the Adviser shall pay the Sub-adviser, with respect to the Fund, a fee as specified in Appendix B hereto.  Such fees shall be accrued by the Adviser daily and shall be payable monthly in arrears on the first business day of each calendar month for services performed hereunder during the prior calendar month.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon the termination of this Agreement with respect to the Fund, the Adviser shall pay to the Sub-adviser such compensation as shall be payable prior to the effective date of termination.

(b)  During the term of this Agreement, the Sub-adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Portfolio.  The Sub-adviser shall, at its sole expense, employ or associate itself with such persons as it reasonably believe to be particularly fitted to assist it in the execution of its duties under the Agreement.  Except as set forth in Appendix B, the Sub-adviser shall not be responsible for the Trust’s, the Fund’s or the Adviser’s expenses, including any extraordinary and non-recurring expenses.

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SECTION 5.  STANDARD OF CARE

(a)  The Adviser shall expect of the Sub-adviser, and the Sub-adviser will give the Adviser and the Trust the benefit of, the Sub-adviser's best judgment and efforts in rendering its services hereunder.  The Sub-adviser shall not be liable to the Adviser or the Trust hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-adviser against any liability to the Adviser or the Trust to which the Sub-adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Sub-adviser's duties hereunder, or by reason of the Sub-adviser's reckless disregard of its obligations and duties hereunder.

(b)  The Sub-adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-adviser by a duly authorized officer of the Adviser or the Trust, (ii) the advice of counsel to the Trust and (iii) any written instruction or certified copy of any resolution of the Board.

(c)  Sub-adviser has no authority or responsibility, and therefore shall not be liable with respect to: (i) the structure of the Trust, (ii) the promotion, marketing or sale of the Trust’s shares, (iii) the Trust’s relations or dealings with investors and participants, (iv) the disclosure provided to investors and participants, (v) the supervision of the day-to-day activities of Adviser or (vi) the supervision of the day-to-day activities of any custodian to the Trust.

(d)  The Sub-adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.  However, Sub-adviser is responsible for implementing, and providing to Adviser and the Board for approval, a Business Continuity Plan that encompasses business continuity and succession planning in the event of a Significant Business Disruption (“SBD”), such as those events described above, and addressing procedures by which loss of business may be minimized or avoided in the event of an SBD.

(e)  The parties hereto acknowledge and agree that the Trust is a third-party beneficiary as to the covenants, obligations, representations and warranties undertaken by the Sub-adviser under this Agreement and as to the rights and privileges to which the Adviser is entitled pursuant to this Agreement, and that the Trust is entitled to all of the rights and privileges associated with such third-party-beneficiary status.

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SECTION 6.  EFFECTIVENESS, DURATION AND TERMINATION

(a)  This Agreement with respect to the Fund shall become effective as of the Effective Date; provided, however, that the Agreement has been approved by:  (i) the vote of a majority of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast at a meeting called for the purpose of voting on such approval.

(b)  This Agreement shall remain in effect with respect to the Fund for a period of two years from the date of its effectiveness and shall continue in effect for successive annual periods with respect to the Fund; provided that such continuance is specifically approved at least annually by: (i) the vote of a majority of the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) the vote of a majority of the Trust's Trustees who are not parties to this Agreement or interested persons of any such party (other than as trustees of the Trust), cast in person at a meeting called for the purpose of voting on such approval.

(c)  This Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty by: (i) the Board, by a vote of a majority of the outstanding voting securities of the Fund or by the Adviser on 90 days' written notice to the Sub-adviser or (ii) by the Sub-adviser on 90 days' written notice to the Trust.  This Agreement shall terminate immediately upon its assignment, or upon termination of the Advisory Agreement.

SECTION 7.  ACTIVITIES OF THE SUB-ADVISER

Except as stated in Section 8(e) herein, and to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-adviser's right, or the right of any of the Sub-adviser's directors, officers or employees, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.  It is understood that Sub-adviser has investment responsibilities, renders investment advice and performs other investment advisory services for other individuals or entities (“Other Accounts”) and that Sub-adviser, or any of its directors, officers, agents or employees may buy, sell or trade in any securities for their respective accounts.  Adviser, on behalf of the Trust, agrees that Sub-adviser may give advice or exercise management responsibility and take such other action for Other Accounts which may differ from the advice given or the time or nature of action taken for the Fund, provided that Sub-adviser acts in good faith.

SECTION 8.  REPRESENTATIONS OF SUB-ADVISER.

The Sub-adviser represents and warrants to the Adviser that:

(a)  It is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and will continue to be so registered for so long as this Agreement remains in effect;

(b)  It is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement;

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(c)  It has met, and will seek to continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, self-regulatory organization rules and policies and procedures adopted by Adviser in order to perform the services contemplated by this Agreement; and

(d)  It will promptly notify the Adviser and the Trust of the occurrence of any event that would disqualify the Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

(e)  As stated in Section 7 herein, Sub-adviser shall not be restricted by this Section 8(e) from engaging in any and all activities, business, investment or otherwise, including advisory or sub-advisory of mutual funds, provided that, for the term of this Agreement, Sub-adviser shall not, directly or indirectly: (i) sponsor, own, or advise a proprietary mutual fund without providing Adviser with a 90 day written notice ; or (ii) use or permit the use of any retained names, marks or other identifiers with respect to the Fund for a period of 2-years following the termination of the Agreement.

 (f)  Sub-adviser hereby agrees that so long as the Sub-adviser provides services to the Adviser and/or the Trust, and for a period of one (1) year following the date on which the Sub-adviser ceases to provide services to the Adviser and/or the Trust, the Sub-adviser shall not for any reason, directly or indirectly, on the Sub-adviser’s own behalf or on behalf of others, hire any person employed by the Adviser, whether or not such person is a full-time employee or whether or not any person’s employment is pursuant to a written agreement or is at will.

SECTION 9.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Trust and the shareholders of the Fund shall not be liable for any obligations of the Trust or of the Fund under this Agreement, and the Sub-adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which the Sub-adviser's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Fund.

SECTION 10.  INDEMNIFICATION

The Sub-adviser shall indemnify and hold harmless the Adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) caused by or related to: (i) Sub-adviser’s material breach of any provision of this Agreement, or (ii) Sub-adviser’s gross negligence, intentional misconduct or violation of applicable law in connection with the performance of the Sub-adviser’s obligations under this Agreement; provided, however, that the Sub-adviser’s obligation under this Section 10 shall be offset to the extent that the claim against, or the loss, liability, or damage experienced by the Adviser, is caused by or is otherwise directly related to the Adviser’s own willful misfeasance, bad faith, or gross negligence, or to the reckless disregard of its duties under this Agreement.

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The Adviser shall indemnify and hold harmless the Sub-adviser from and against any and all claims, losses, liabilities, or damages (including reasonable attorney’s fees and other related expenses) caused by or related to: (i) Adviser’s material breach of any provision of this Agreement, or (ii) Adviser’s gross negligence, intentional misconduct or violation of applicable law in connection with the performance of the Adviser’s obligations under this Agreement; provided, however, that the Adviser’s obligation under this Section 10 shall be offset to the extent that the claim against, or the loss, liability, or damage experienced by the Sub-adviser, is caused by or is otherwise directly related to the Sub-adviser's own willful misfeasance, bad faith, or gross negligence, or to the reckless disregard of its duties under this Agreement.

SECTION 11.  COOPERATION; CONFIDENTIALITY

Each party to this Agreement agrees to cooperate with the other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC) in connection with any investigation or inquiry relating to this Agreement or the Trust.  Subject to the foregoing, the Sub-adviser shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Board and the Adviser as confidential and use only in connection with the Trust all information furnished by the Trust, Board and/or Adviser to the Sub-adviser, in connection with its duties under the Agreement; except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-adviser, or if available from a source other than the Adviser, Sub-adviser or the Trust.

SECTION 12.  ARBITRATION

This Agreement contains a pre-dispute arbitration clause. Under this clause, the parties agree as follows:

•	All parties to this agreement are giving up the right to sue each other in court, including the right to a trial by jury, arbitration forum in which a claim is filed.
•	Arbitration awards are generally final and binding; a party’s ability to have a court reverse or modify an arbitration award is very limited.
•	The ability of the parties to obtain documents, witness statements, and other discovery is generally more limited in arbitration than in court proceedings.
•	The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision by all parties has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date.
•	The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.
•	The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court.
•	The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement.

The parties agree that any dispute, claim or controversy, including but not limited to, errors and omissions arising out of, or relating to, this Agreement or any alleged breach, termination, enforcement, interpretation or validity of this Agreement (including the determination of the scope or applicability of this agreement to arbitrate) shall be determined by arbitration in DuPage County, Illinois, before a panel consisting of three individuals, with at least one individual having knowledge of securities and investment matters. Such arbitration will be administered by JAMS, The Resolution Experts (“JAMS”) pursuant to its Comprehensive Arbitration Rules & Procedures or, if applicable, it’s Streamlined Arbitration Rules & Procedures. The award of the arbitration panel shall be final and binding, and judgment upon the award granted may be entered in any court of competent jurisdiction. Damages that are inconsistent with any applicable agreement between the parties, that are punitive in nature, or that are not measured by the prevailing party’s actual damages, shall be unavailable in arbitration or any other forum.  In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.  The arbitrator will, in the award, allocate all of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail.  The parties shall maintain the confidential nature of the arbitration proceeding and the award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

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The parties understand that this agreement to arbitrate constitutes a waiver of the right to seek a judicial forum, including trial by jury, except where such waiver would be void under federal or state securities laws.  The parties acknowledge that their consent to this arbitration provision is voluntary and that arbitration is final and binding on the parties.

SECTION 13.  RELATIONSHIP OF THE PARTIES

The relationship between the parties will be that of independent contractors.  Nothing contained in this Agreement will be construed to imply a principal-agent relationship or other joint relationship, and neither party will have the right to bind or create any obligation, express or implied, on behalf of the other party.

SECTION 14.  MISCELLANEOUS

(a)  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto and approved by the Trust in the manner set forth in Section 6(b) hereof.

(b)  Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

(c)  This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(d)  This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

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(e)  This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)  If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both the Adviser and Sub-adviser and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(g)  Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)  Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(i)  No affiliated person, employee, agent, director, officer or manager of the Sub-adviser shall be liable at law or in equity for the Sub-adviser’s obligations under this Agreement.

(j)  The terms "vote of a majority of the outstanding voting securities," "interested person," "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

(k)  Neither of the parties shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is approved in writing by the waiving party.  No failure or delay by either party in exercising any right, power or remedy with respect to any of the provisions of this Agreement will operate as a waiver of such provisions with respect to subsequent occurrences.

(l)  Each of the undersigned warrants and represents that he or she has full power and authority to sign this Agreement on behalf of the party indicated and that his or her signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

KAIZEN ADVISORY, LLC

Name:
Title:

TWO FISH MANAGEMENT, LLC

Name:
Title:

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Appendix A

Series of the Trust:
Altrius Enhanced Income Fund

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Appendix B

Sub-Advisory Fee:

The following percentages of the average daily net assets of the Fund:

Average Daily Net Assets:	Fee %	.25%

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